Exhibit 99.1
For Immediate Release

Contact:	Dennis Story	Terrie O’Hanlon
	Chief Financial Officer	Chief Marketing Officer
	Manhattan Associates, Inc.	Manhattan Associates, Inc.
	678-597-7115	678-597-7120
	dstory@manh.com	tohanlon@manh.com
Manhattan Associates Updates Second Quarter 2009
Earnings Expectations
ATLANTA — July 2, 2009— Due to ongoing challenges in the global economy, Manhattan Associates, Inc. (NASDAQ: MANH) today lowered its second quarter adjusted earnings per share expectations to a range of $.08 to $.12 per share and GAAP earnings expectations to a range of a loss of $.09 to a loss of $.05. The second quarter GAAP result includes a previously announced restructuring charge of about $4 million. This compares with the Company’s previous adjusted EPS guidance range of $.15 to $.30 and GAAP EPS range of a loss of $.02 to a profit of $.13. Adjusted earnings per share exclude amortization of intangibles and stock-based compensation as well as restructuring charges.
“Sales activity in the second quarter was better than in the first quarter. However, customers and prospects continue to be reluctant to commit capital in the current environment. As a result, our license revenue for the quarter will likely be around $4 million, which accounts for the reduction in earnings per share to our original guidance range,” said Peter F. Sinisgalli, Manhattan’s president and CEO. “We continue to be quite positive about our market position and are confident that when the market improves we will gain market share.”
Manhattan Associates is scheduled to release its second quarter results on July 21, 2009 at which time it will update its view of its business.
About Manhattan Associates, Inc.
Manhattan Associates continues to deliver on its 19-year heritage of providing global supply chain excellence to more than 1,200 customers worldwide that consider supply chain optimization core to their strategic market leadership. The company’s supply chain innovations include: Manhattan SCOPE®, a portfolio of software solutions and technology that leverages a Supply Chain Process Platform to help organizations optimize their supply chains from planning through execution; Manhattan ILS™, a portfolio of distribution management and transportation management solutions built on Microsoft. NET technology; and Manhattan Carrier™, a suite of supply chain solutions specifically addressing the needs of the motor carrier industry. For more information, please visit www.manh.com.
This press release contains “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Forward-looking statements in this press release include our projections for our second quarter 2009 results. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the global economic downturn; disruptions in credit markets; delays in product development; competitive pressures; software errors; and additional risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.
###